UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013 (February 15, 2013)

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, 6th Floor

Atlanta, Georgia 30319

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 15, 2013, Ocwen Loan Servicing, LLC (“Ocwen”), a Delaware limited liability company and a wholly owned subsidiary of Ocwen Financial Corporation (the “Registrant”), completed the acquisition of certain Purchased Assets (as described below) pursuant to an asset purchase agreement (the “Asset Purchase Agreement”) with Residential Capital, LLC, Residential Funding Company, LLC, GMAC Mortgage, LLC, Executive Trustee Services, LLC, ETS of Washington, Inc., EPRE LLC and the additional Sellers identified on Schedule A thereto (collectively, the “Sellers”) in connection with the Sellers’ proposed asset sale pursuant to a plan under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). Each of the Sellers is an indirect subsidiary of Ally Financial Inc.

Pursuant to the Asset Purchase Agreement, Ocwen purchased approximately $49.6 billion in “private label” mortgage servicing rights (“MSRs”), $19.2 billion in Freddie Mac MSRs, $38.5 billion in Ginnie Mae MSRs, $42.1 billion in master servicing MSRs, $25.9 billion in subservicing contracts, $1.5 billion of related servicing advance receivables, and related elements of the servicing platform for these MSRs and advances (collectively, the “Purchased Assets”), in each case as measured by unpaid principal balances as of December 31, 2012. The aggregate purchase price for Purchased Assets, net of adjustments for assumed liabilities, was approximately $2.1 billion, subject to post-closing adjustments for the unpaid principal balance of the related Purchased Assets as of the date of closing and other customary post-closing adjustments. In addition, until certain consents and court approvals are obtained, Ocwen will subservice approximately $9 billion in “private label” MSRs previously serviced by the Sellers. When such consents and approvals are obtained, Ocwen will purchase those MSRs as well.

The transactions described in the previous two paragraphs are referred to herein as the “Transaction.”

Ocwen deployed approximately $840 million of net additional capital, all in the form of additional term debt described in greater detail in item 2.03 below. To finance the acquisition of the servicing advance receivables, Ocwen borrowed approximately $1.25 billion pursuant to three servicing advance facilities with Barclays Bank PLC, JPMorgan Chase Bank, N.A. and Bank of America, N.A.

The foregoing summary of the Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, which was filed with the Registrant’s November 8, 2012 Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

On February 15, 2013, Ocwen and certain of its affiliates entered into a senior secured term loan facility agreement (the “Credit Agreement”) with Barclays Bank PLC and the other lenders that are parties thereto, and Ocwen borrowed thereunder term loans in an aggregate principal amount equal to $1.3 billion. Ocwen used that amount (i) to fund a portion of the Transaction, (ii) to pay $328.6 million to retire an existing senior secured term loan facility with Barclays Bank PLC, and (iii) to pay $75.9 million to retire an existing senior unsecured loan agreement with Altisource Solutions S.à r.l.

Borrowings under the Credit Agreement will bear interest, at the election of Ocwen, at a rate per annum equal to either (a) the greatest of (i) the prime rate of Barclays Bank PLC in effect on such day, (ii) the federal funds effective rate in effect on such day plus 0.50% and (iii) the one-month Eurodollar rate (1-Month LIBOR), in each case plus the applicable margin of 2.75% and a floor of 2.25% or (b) LIBOR, plus the applicable margin of 3.75% with a LIBOR floor of 1.25%.

The Credit Agreement has been guaranteed by the Registrant, Ocwen Mortgage Servicing, Inc., Homeward Residential Holdings, Inc. and Homeward Residential, Inc. The Credit Agreement is and will be guaranteed by each of Ocwen’s current and future domestic subsidiaries that is not a securitization entity and that represents (a) 5% or more of the Registrant’s consolidated adjusted EBITDA, (b) 5% or more of the Registrant’s consolidated total assets or (c) 5% or more of the Registrant’s consolidated total revenues. If at any time the subsidiaries (excluding foreign subsidiaries and securitization entities) that do not meet the thresholds set forth in the immediately preceding sentence comprise in the aggregate more than (i) 6% of the Registrant’s consolidated adjusted EBITDA, (ii) 6% of the Registrant’s consolidated total assets or (iii) 6% of the Registrant’s consolidated total revenues (excluding from each such calculation the contribution of securitization entities and foreign subsidiaries), then Ocwen is required to cause additional subsidiaries to provide guaranties under the Credit Agreement to the extent required such that the foregoing condition ceases to exist. The Credit Agreement is secured by a first priority security interest in substantially all of the tangible and intangible assets of Ocwen and the guarantors, as well as by a pledge of the equity of certain of the subsidiaries of Ocwen and each guarantor.

Ocwen is required to prepay the principal amount of the term loans in consecutive quarterly installments of $3.25 million per quarter commencing June 30, 2013, with the balance of the term loans becoming due on February 15, 2018.

Ocwen is permitted to prepay the term loans at any time, without premium or penalty, other than LIBOR breakage costs; provided, that if all or any portion of the term loans are repaid prior to the one year anniversary of the closing of the Credit Agreement through voluntary or mandatory repayments from the incurrence of indebtedness having a lower effective yield than the term loans (whether by reason of the interest rate applicable to such indebtedness or by reason of the issuance of such indebtedness at a discount), Ocwen must pay a premium equal to 1.0% of the amount of term loans repaid.

Ocwen is required to make mandatory prepayments of the term loans in certain instances, including with the proceeds of certain material asset sales, insured casualties and condemnation events, in each case, subject to a 270-day reinvestment provision; provided that, with respect to any asset sales consummated as a part of a sale of mortgage servicing rights, related servicing advances or other related assets to Home Loan Servicing Solutions, Ltd., the net cash proceeds from such asset sale must be (i) invested in other mortgage servicing rights or related assets within 180 days of receipt of such proceeds or (ii) applied to prepayments of the term loans. Ocwen is also required to make mandatory prepayments of the term loans if there is positive consolidated excess cash flow (as defined in the Credit Agreement) for any fiscal year (commencing with the fiscal year ending December 31, 2013), in an amount equal to (a) 50% of such consolidated excess cash flow minus (b) voluntary repayments of the loans during such fiscal year; provided, that if, as of the last day of the most recently ended fiscal year, the corporate leverage ratio (as defined in the Credit Agreement) is (x) greater than 0.50 to 1.00 but less than or equal to 1.00 to 1.00, Ocwen shall only be required to make the prepayments and/or reductions otherwise required under the Credit Agreement in an amount equal to (i) 25% of such consolidated excess cash flow minus (ii) voluntary repayments of the loans during such fiscal year and (y) 0.50 to 1.00 or less, Ocwen shall not be required to make any such prepayments and/or reductions for such fiscal year.

Under specified terms and conditions, the amount available under the Credit Agreement may be increased by up to the greater of (i) $300 million of incremental term loan facilities, and (ii) such amount that before and after giving effect to the incremental facilities, the Registrant must have a corporate leverage ratio that is 0.25 lower than the corporate leverage ratio requirement in effect under the Credit Agreement for the fiscal quarter in which that increase occurs. After giving effect to such incremental increase, Ocwen must be in pro forma compliance with each of the financial covenants under the Credit Agreement as of the last day of the most recently ended fiscal quarter after giving effect to such incremental facilities; provided, that the loan-to-value ratio (as defined in the Credit Agreement) shall not exceed a percentage equal to 0.9 times the percentage that was otherwise required.

The Credit Agreement contains provisions that limit the ability of the Registrant and its subsidiaries to incur debt, make investments, sell assets, create liens, engage in transactions with affiliates, engage in mergers and acquisitions, pay dividends and other restricted payments, grant negative pledges, engage in sale-leaseback transactions and change its business activities.

The Credit Agreement requires the Registrant to comply with certain financial covenants, including an interest coverage ratio, a corporate leverage ratio, a ratio of consolidated total debt to consolidated tangible net worth and a loan-to-value ratio.

In addition, the Credit Agreement contains events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, material unsatisfied judgments, certain ERISA events, change of control, and cross-default to other debt and credit agreements. The remedies for events of default contained in the Credit Agreement are customary for this type of loan facility.

Ocwen paid to each lender a closing fee as compensation for the funding of such lender’s term loan. In addition, Ocwen will pay administrative fees to the administrative agent, collateral agent, syndication agent, and arranger.

Forward-Looking Statements

This Current Report on Form 8-K (including information included or incorporated by reference herein) includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the Transaction, including future financial and operating results, the Registrant’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the parties and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Risks and uncertainties include uncertainties as to the possibility that the anticipated benefits from the Transaction cannot be fully realized or may be significantly delayed, the possibility that costs or difficulties relating to integration of the Purchased Assets will be greater than expected, market conditions, the effects of disruption from the Transaction making it more difficult to maintain business and operational relationships, as well as the risk of new and changing regulation and policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Registrant’s public disclosure filings with the SEC. The Registrant disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this report or otherwise. Copies of the Registrant’s SEC filings are available at the SEC’s website at www.sec.gov.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The financial statements required to be filed pursuant to this Item 9.01(a) are not being filed with this Current Report on Form 8-K. The required financial statements will be filed with the SEC as soon as reasonably practicable, but in no event later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by this item is not being filed with this Current Report on Form 8-K. The information required by this item will be filed with the SEC as soon as reasonably practicable, but in no event later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits:

10.1	Senior Secured Term Loan Facility Agreement dated as of February 15, 2013, by and among Ocwen Loan Servicing, LLC, as Borrower, Ocwen Financial Corporation, as Parent, Certain Subsidiaries of Ocwen Financial Corporation, as Subsidiary Guarantors, the Lender Parties thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

10.2	Pledge and Security Agreement dated as of February 15, 2013, between each of the Grantors Party thereto and Barclays Bank PLC, as Collateral Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCWEN FINANCIAL CORPORATION

By:	/S/ John V. Britti
John V. Britti Executive Vice President and Chief Financial Officer (On behalf of the Registrant and as its principal financial officer)

DATE: February 19, 2013

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